Exhibit 99.1

Liberty Latin America Reports Fiscal 2018 Results
Rebased Revenue Growth of 2% to $3.7 billion
Record Broadband Additions Drive Total RGU Growth of 192,000
Operating Loss of $24 million, Improved by 86% Year-over-Year
OCF1 of $1.5 billion, 8% Higher YoY; Growth Across All Segments
Launching Scalable Operations Center in Panama in 2019
Delivered 2018 Guidance for all Financial and Operating Metrics
Denver, Colorado – February 20, 2019: Liberty Latin America Ltd. ("Liberty Latin America" or "LLA") (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months ("Q4") and fiscal year ("2018" or "FY 2018") ended December 31, 2018.
CEO Balan Nair commented, "In our first year as a separately listed company, we successfully established a strong team and culture, delivered all of our 2018 financial guidance targets and created great operational momentum heading into 2019."
"Our region remains underpenetrated by high-speed connectivity. During 2018, we continued to expand our leading fixed networks by either upgrading or adding approximately 330,000 premises to our footprint. The combination of this growing network and our leading product offerings helped us achieve our highest RGU additions since we acquired C&W, led by a record number of broadband additions."
"LTE penetration across the group's mobile businesses also grew during the year, as we added 435,000 LTE subscribers. We launched our 'Moments that Move Us' brand campaigns in Cable & Wireless and saw improvement in mobile subscriber results as we moved through the fourth quarter into January. Our B2B growth continued as we leveraged our unique and extensive combination of mobile, terrestrial and subsea networks to deliver a comprehensive and growing suite of B2B and B2G solutions, more than offsetting any headwinds from legacy products."
"In terms of our financial performance, we delivered rebased OCF growth of 8% in 2018, as we focused on driving efficiencies and benefited from insurance settlements. Looking ahead to 2019, we are targeting robust OCF growth, reduced capital intensity and substantially higher Adjusted FCF2."
"In 2018, we completed two accretive acquisitions, in Costa Rica and Puerto Rico, and reviewed a number of other opportunities. We are committed to remaining disciplined and diligent in evaluating potential transactions as we focus on creating shareholder value."
"Our value creation strategy also includes driving operating and cost efficiencies. During 2018, we started our digital transformation initiative, and recently announced plans to launch our operations center in Panama, which will enable us to better capitalize on our scale and knowledge across our footprint."
"Overall, I am pleased with our 2018 performance and excited by the opportunities ahead as we look to leverage our operating model and unique asset base to generate sustainable OCF and Adjusted FCF growth."

Business Highlights

•	C&W building foundation for future growth:

◦	RGU gains more than doubled YoY to 96,000 in 2018; growth across all fixed products

◦	Expanded footprint through either upgrade or new build of 165,000 premises

◦	"Moments that Move Us" campaign and value propositions launched in Panama and the Bahamas

•	VTR/Cabletica delivered another strong year:

◦	78,000 broadband RGU gains powered VTR's full-year subscriber performance

◦	Reported 2018 rebased revenue growth of 5% and OCF growth of 6%

◦	Cabletica managed by VTR team; included in reporting segment from October 1, 2018
•Liberty Puerto Rico fully operational and building momentum following successful rebuild:

◦	Strong finish to 2018 with 31,000 RGU additions in Q4, best quarter since 2005

◦	2018 rebased revenue growth of 5%; rebased OCF growth of 48% due to insurance settlements and recovery from the hurricanes

◦	Network restoration completed by Q3 2018; speed leader with up to 400 Mbps available
Liberty Latin America 2019 Financial Guidance
In 2019, we expect:

•	>$1.525 billion of OCF

◦	Based on USDCLP of 670 and USDJMD of 130

•	P&E additions as a percentage of revenue at ~19%

◦	C&W Borrowing Group: P&E additions as a percentage of revenue between 15% and 17%

◦	VTR Borrowing Group: P&E additions as a percentage of revenue between 20% and 22%

•	~$125 million of Adjusted FCF
Financial Highlights

Liberty Latin America	Q4 2018	Q4 2017	YoY Growth/(Decline)*	FY 2018	FY 2017	YoY Growth/(Decline)*

(in millions, except % amounts)
Revenue	$949	$850	10%	$3,706	$3,590	2%
OCF	$428	$291	45%	$1,487	$1,353	8%
Property & equipment additions	$190	$273	(30%)	$771	$777	(1%)
As a percentage of revenue	20%	32%		21%	22%

Operating loss	$(385)	$(247)	56%	$(24)	$(163)	(86%)

Adjusted FCF	$45	$(6)		$19	$(93)
Cash provided by operating activities	$208	$181		$817	$573
Cash used by investing activities	$(389)	$(186)		$(981)	$(640)
Cash provided by financing activities	$39	$5		$256	$53

*	Revenue and OCF YoY growth rates are on a rebased basis[3].

Subscriber Growth4

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Organic RGU net additions (losses) by product
Video	8,100	(21,000)	37,800	(13,400)
Data	45,900	13,500	164,600	110,000
Voice	2,400	(23,700)	(10,000)	(30,700)
Total	56,400	(31,200)	192,400	65,900

Organic RGU net additions (losses) by segment
C&W	26,000	30,100	96,300	44,600
VTR/Cabletica	(700)	3,700	47,700	81,900
Liberty Puerto Rico	31,100	(65,000)	48,400	(60,600)
Total	56,400	(31,200)	192,400	65,900

Organic Mobile SIM additions (losses) by product
Postpaid	5,400	400	22,400	29,200
Prepaid	(12,900)	(33,600)	(154,100)	(86,900)
Total	(7,500)	(33,200)	(131,700)	(57,700)

Organic Mobile SIM additions (losses) by segment
C&W	(18,000)	(41,900)	(173,100)	(106,400)
VTR/Cabletica	10,500	8,700	41,400	48,700
Total	(7,500)	(33,200)	(131,700)	(57,700)

•	Customer additions/losses: Organic fixed customer additions of 29,000 in Q4 2018.

•	Product additions/losses: Organic fixed RGU additions of 56,000 and organic mobile subscriber losses of 8,000 in Q4 2018.

•	C&W added 26,000 fixed RGUs during Q4, with growth across all three products, supported by continued upgrade and expansion of our network and improved service levels.

◦
Broadband additions totaled 13,000, driven by success in Jamaica where we added 7,000 RGUs and continued to penetrate our expanding high-speed network. We also added broadband RGUs across all of our other C&W markets, where high-speed fixed broadband penetration remains relatively low.

◦
Video RGU additions of 8,000 represented our fifth consecutive quarter of growth and best quarterly C&W performance since the acquisition of the company in May 2016. Panama had a particularly strong quarter, adding 5,000 RGUs, through successful promotion of our broadband and video double-play packages, marking their best quarterly video RGU growth since Q2 2017.

◦	Fixed-line telephony RGU additions of 5,000 represented our sixth consecutive quarter of growth and were in part driven by our successful bundling strategy, particularly in Jamaica and Trinidad.

◦
Mobile subscribers declined by 18,000 in Q4, which was our best performance since Q1 2017. Jamaica added 17,000 subscribers, but this was more than offset by subscriber losses in Panama and the Bahamas of 31,000 and 4,000, respectively. In both of these markets we launched our "Moments that Move Us" campaigns and new value propositions towards the end of 2018, which led to better year-over-year results for the fourth quarter and which we believe will drive improved performance over time. C&W's LTE subscriber base grew by more than 50% over the year, to a total of 1.1 million by the end of 2018.

•
VTR/Cabletica RGU performance was relatively flat during Q4. Cabletica added 14,000 RGUs in total, mainly driven by broadband additions over our high-speed network. VTR lost 14,000 RGUs as a result of (1) continued fixed-line voice attrition, (2) video losses due to higher churn as is typically experienced during the fourth quarter of the year and (3) the impact of increased competition, which were partially offset by broadband additions.

◦
VTR's mobile subscribers grew by 11,000 in Q4, as we continued to sell mobile services to our fixed customer base. At December 31, 2018, our mobile subscriber base totaled 256,000, of which 97% were on postpaid plans.

•
Liberty Puerto Rico added 31,000 fixed RGUs in Q4, its best quarter in many years. This growth was driven by our compelling product propositions, including our leading mid-tier triple-play offer with broadband speeds of 150Mbps, as well our superior network, which has been fully restored following Hurricanes Irma and Maria in 2017 ("2017 Hurricanes").

Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2018	2017	%	Rebased %	2018	2017	%	Rebased %
	in millions, except % amounts

C&W	$582.8	$584.9	(0.4)	(0.2)	$2,333.1	$2,322.1	0.5	(0.1)
VTR/Cabletica	273.8	250.3	9.4	5.1	1,043.7	952.9	9.5	5.3
Liberty Puerto Rico	93.9	16.9	N.M.	N.M.	335.6	320.5	4.7	4.8
Intersegment eliminations	(2.0)	(2.0)	N.M.	N.M.	(6.7)	(5.5)	N.M.	N.M.
Total	$948.5	$850.1	11.6	10.3	$3,705.7	$3,590.0	3.2	1.7
N.M. – Not Meaningful.

•	Our reported revenue for the three months and year ended December 31, 2018 increased by 12% and 3%, respectively.

◦
Reported revenue growth in Q4 2018 was primarily driven by (1) an increase of $77 million at Liberty Puerto Rico, mainly driven by the favorable comparison against the prior-year quarter and strong recovery from the 2017 hurricanes and (2) an increase of $33 million related to the acquisition of Cabletica, partially offset by a negative foreign exchange ("FX") impact of $22 million, primarily related to the Chilean peso.

◦
Reported revenue growth for FY 2018 was primarily driven by (1) organic growth at VTR, (2) an increase of $42 million related to the Cabletica and C&W Carve-out acquisitions, (3) $11 million received by Liberty Puerto Rico from the FCC, and (4) the net impact of $6 million in FX gains.

Q4 2018 Rebased Revenue Growth – Segment Highlights

•	C&W: Rebased revenue performance was broadly flat.

◦	Mobile revenue attrition of 10% on a rebased basis was mostly offset by revenue growth of 5% in residential fixed and 4% in B2B.

◦
The decrease in mobile revenue was primarily attributable to lower subscription revenue in Panama and the Bahamas where continued competition drove decreases in the average number of subscribers and ARPU per subscriber.

◦
Residential fixed revenue growth was led by broadband performance where organic subscribers were up by 44,000 over the last twelve months. Overall, growth in broadband and video revenue more than offset a decline in fixed voice revenue.

◦
B2B growth (excluding subsea) was driven by Jamaica and our LatAm markets. Our sub-sea operations also grew, driven by increasing demand for bandwidth. These factors more than offset reduced revenue in Panama, mainly due to lower fixed voice contribution and broadband tariff reductions.

•
VTR/Cabletica: Rebased revenue growth of 5% was primarily driven by improvement in (1) residential fixed subscription revenue from increases in ARPU per RGU and the average number of subscribers and (2) B2B service revenue, driven by growth in SOHO RGUs.

•
Liberty Puerto Rico: Revenue increased by $77 million to $94 million in the fourth quarter of 2018, driven by the favorable comparison against the prior-year quarter and our strong recovery from the 2017 hurricanes.

Operating Loss

•	Operating loss was $385 million and $247 million in Q4 2018 and Q4 2017, respectively, and $24 million and $163 million for the year ended December 31, 2018 and 2017, respectively.

◦
Operating loss increased during Q4 2018, as compared with Q4 2017, primarily due to a goodwill impairment charge of $608 million in our Panama operations resulting from a significant increase in competition, particularly with respect to the prepaid mobile business. This negative impact was partially offset by improvement in OCF, as further discussed below.

◦
Operating loss declined for the year ended December 31, 2018, as compared with 2017, primarily due to improvement in OCF, as further discussed below, and a decrease in impairment, restructuring and other operating items, net. During 2017, we incurred impairment charges of $678 million mostly due to the 2017 Hurricanes and greater than expected impacts of competition in certain of C&W's markets.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments and our corporate category for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase		Year ended		Increase/ (decrease)
	December 31,				December 31,
	2018	2017	%	Rebased %	2018	2017	%	Rebased %
	in millions, except % amounts

C&W	$236.5	$211.4	11.9	11.1	$915.7	$861.8	6.3	5.0
VTR/Cabletica	110.9	101.4	9.4	6.7	421.1	383.3	9.9	6.1
Liberty Puerto Rico	92.1	(12.1)	N.M.	N.M.	195.8	132.6	47.7	48.1
Corporate	(11.2)	(9.7)	15.5	15.5	(46.1)	(25.1)	83.7	83.7
Total	$428.3	$291.0	47.2	45.2	$1,486.5	$1,352.6	9.9	8.0

OCF Margin	45.2%	34.2%			40.1%	37.7%
N.M. – Not Meaningful.

•	Our reported OCF for the three months and year ended December 31, 2018 increased by 47% and 10%, respectively.

◦
Reported OCF growth in Q4 2018 was primarily driven by (1) the OCF impact of insurance settlements, totaling $64 million, and (2) the favorable comparison against the prior-year quarter and strong recovery from the 2017 hurricanes driving $55 million of the overall increase at Liberty Puerto Rico.

◦
Reported OCF growth for FY 2018 was primarily driven by (1) the OCF impact of insurance settlements, totaling $64 million, (2) organic growth at C&W and VTR/Cabletica, (3) $11 million received by Liberty Puerto Rico from the FCC and (4) an increase of $10 million related to the acquisition of Cabletica.

Q4 2018 Rebased OCF Growth – Segment Highlights

•
C&W: Rebased OCF growth of 11% was driven by insurance settlements of $13 million and a net decrease in costs, including lower content costs associated with (i) the impact of a $5 million charge during Q4 2017 resulting from the reassessment of certain content accruals and (ii) savings from renegotiated contracts.

•	VTR/Cabletica: Delivered rebased OCF growth of 7%, mainly driven by the aforementioned revenue growth, which was partially offset by a net increase in costs, including higher content expenses.

•
Liberty Puerto Rico: The year-over-year increase of $104 million was primarily driven by our strong recovery from the 2017 Hurricanes and the insurance settlements resulting in a $49 million benefit to OCF.

•
Corporate: The increase in corporate costs was primarily attributable to incremental costs associated with being a separate public company, including increases in personnel costs and professional services.

Net Loss Attributable to Shareholders

•
Net loss attributable to shareholders was $233 million and $401 million for the three months ended December 31, 2018 and 2017, respectively, and $345 million and $778 million for the year ended December 31, 2018 and 2017, respectively.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the consolidated statements of cash flows included in our Form 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
	in millions, except % amounts

Customer Premises Equipment	$56.5	$60.3	$264.0	$285.0
New Build & Upgrade	31.5	83.6	208.6	178.8
Capacity	34.8	29.6	104.9	87.7
Baseline	41.1	61.9	110.0	134.5
Product & Enablers	24.6	37.8	82.4	90.7
Cabletica	1.5	—	1.5	—
Property and equipment additions	190.0	273.2	771.4	776.7
Assets acquired under capital-related vendor financing arrangements	(13.5)	(7.7)	(53.9)	(54.9)
Assets acquired under capital leases	(0.3)	(0.5)	(3.9)	(4.2)
Changes in current liabilities related to capital expenditures	7.2	(73.2)	62.8	(78.3)
Capital expenditures[1]	$183.4	$191.8	$776.4	$639.3

Property and equipment additions as % of revenue	20.0%	32.1%	20.8%	21.6%

Property and Equipment Additions of our Reportable Segments:
C&W	$116.4	$151.2	$378.7	$431.8
VTR/Cabletica	49.8	55.4	214.7	212.7
Liberty Puerto Rico	22.4	66.6	161.9	132.2
Corporate	1.4	—	16.1	—
Property and equipment additions	$190.0	$273.2	$771.4	$776.7

1.
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or capital lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Segment Highlights

•	C&W: Property and equipment additions of $116 million represented 20% of revenue in Q4, a reduction compared to 26% in the prior-year period and 16% of revenue in FY 2018 compared to 19% in FY 2017.

◦	During 2018, we completed the restoration of damaged networks in markets impacted by the 2017 Hurricanes, spending $34 million (bringing the total restoration to $47 million).

◦
In 2018, new build and upgrade initiatives delivered approximately 165,000 new or upgraded homes. Looking ahead, we expect to continue our new build and upgrade program in 2019, with an estimated 225,000 homes to be either added or upgraded.

•
VTR/Cabletica: Property and equipment additions of $50 million represented 18% of revenue in Q4, a reduction compared to 22% in the prior-year period and 21% of revenue in FY 2018 compared to 22% in FY 2017.

◦
In 2018, new build and upgrade initiatives delivered approximately 150,000 either new or upgraded homes in Chile. Looking ahead, we expect to continue our new build and upgrade program in 2019, with an estimated 150,000 homes to be either added or upgraded at VTR.

•
Liberty Puerto Rico: Property and equipment additions of $22 million represented 24% of revenue in Q4, a reduction compared to the prior-year period, and 48% of revenue in FY 2018 compared to 41% in FY 2017.

◦	During 2018, we completed the restoration of our damaged network impacted by the 2017 Hurricanes, spending $92 million (bringing the total restoration to $142 million).

◦	Looking ahead, we expect to restart our new build program in 2019, with an estimated 25,000 homes to be added.
Leverage and Liquidity (at December 31, 2018)

•	Total principal amount of debt and capital leases: $6,724 million.

•
Leverage ratios: Consolidated gross and net leverage ratios of 4.2x and 3.8x, respectively. These ratios were calculated on a latest two quarters annualized ("L2QA") basis and therefore include the $64 million of positive contribution from the insurance settlements of Hurricanes Irma, Maria and Matthew in Q4 2018. This contribution decreased our gross and net leverage ratios by approximately 0.4x.

•	Average debt tenor[5]: 5.6 years, with approximately 93% not due until 2022 or beyond.

•	Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.5%.

•	Cash and borrowing availability: $631 million of cash and $1,043 million of aggregate unused borrowing capacity[6] under our credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, financial performance, operational momentum, future growth prospects, growth rates in our markets, and opportunities, including inorganic growth opportunities and the potential benefits from such opportunities; our expectations with respect to subscribers, customer data usage, revenue, ARPU per RGU, OCF and Adjusted FCF; statements regarding the development, enhancement, and expansion of, our superior networks (including our plans to deliver new or upgraded homes in 2019 and our plans to expand LTE coverage and usage) and the anticipated impacts of such activity; statements regarding the deployment of digital technologies to enhance experience and reduce customer friction; our estimates of future P&E additions and operating expenditures, each as a percentage of revenue; statements regarding the establishment of a new Operations Center in Panama; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the ability and cost to restore networks in the markets impacted by hurricanes; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    +1 786 274 7552    Claudia Restrepo    +1 786 218 0407

Footnotes

1.	For the definition of Operating Cash Flow ("OCF") and required reconciliations, see OCF Definition and Reconciliation below.

2.	For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Adjusted Free Cash Flow Definition and Reconciliation below.

3.
The indicated growth rates are rebased for the estimated impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, acquisitions and FX. See Revenue and Operating Cash Flow for information on rebased growth.

4.
See Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

5.	For purposes of calculating our average tenor, total debt excludes vendor financing.

6.
At December 31, 2018, we had undrawn commitments of $1,043 million. At December 31, 2018, the full amount of unused borrowing capacity under our subsidiaries' credit facilities was available to be borrowed, both before and after completion of the December 31, 2018 compliance reporting requirements. For information regarding limitations on our ability to access this cash, see the discussion under "Liquidity and Capital Resources" in our most recently filed Form 10-K.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Annual Report on Form 10-K.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2018, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2017 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2018 and 2017 in our rebased amounts for the three months and year ended December 31, 2017 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2018, (ii) reflect the estimated impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, for the three months and year ended December 31, 2017 and (iii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2018. We have included Cabletica in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2017. We have included Cabletica and the Carve-out Entities in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2017. We have reflected the revenue and OCF of the acquired entities in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and OCF on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

	Revenue		OCF
	Three months ended December 31, 2017	Year ended December 31, 2017	Three months ended December 31, 2017	Year ended December 31, 2017
	in millions

Acquisitions	$29.3	$37.5	$10.3	$11.9
Adoption of new accounting standard	2.1	9.9	2.0	10.2
Foreign currency	(22.1)	4.3	(8.7)	1.3
Total	$9.3	$51.7	$3.6	$23.4

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-K. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income (loss) before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. Effective January 1, 2018, we adopted Accounting Standards Update No. 2017-07, Improving the Presentation of the Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which resulted in certain pension-related credits being reclassified from SG&A expense to non-operating income (expense) and, as such, are no longer included in OCF. Such credits totaled $2 million and $4 million during the three months ended December 31, 2018 and 2017, respectively, and $12 million and $15 million during the year ended December 31, 2018 and 2017, respectively. This change has been given effect for all periods presented. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
	in millions

Operating loss	$(384.9)	$(247.4)	$(23.6)	$(162.9)
Share-based compensation expense	13.0	2.3	39.8	14.2
Depreciation and amortization	215.1	207.2	829.8	793.7
Impairment, restructuring and other operating items, net	585.1	328.9	640.5	707.6
Total OCF	$428.3	$291.0	$1,486.5	$1,352.6

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt, capital lease obligations and cash and cash equivalents at December 31, 2018:

	Debt	Capital lease obligations	Debt and capital lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$—	$1.6	$1.6	$74.3
C&W	4,032.1	10.9	4,043.0	416.2
VTR	1,611.4	0.4	1,611.8	112.2
Liberty Puerto Rico	942.5	—	942.5	19.8
Cabletica	124.7	—	124.7	8.5
Total	$6,710.7	$12.9	$6,723.6	$631.0

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions,(ii) expenses financed by an intermediary and (iii) insurance recoveries related to damaged and destroyed property and equipment, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on capital leases. Effective December 31, 2018, and in connection with our hurricane insurance settlements, we changed the way we define adjusted free cash flow to include proceeds from insurance recoveries related to damaged and destroyed property and equipment. We believe this change is appropriate as such cash proceeds effectively partially offset payments for capital expenditures to replace the property and equipment that was damaged or destroyed as a result of the Hurricanes. On January 1, 2018, we retroactively adopted Accounting Standards Update 2016-18, Statement of Cash Flows–Restricted Cash, which resulted in an immaterial decrease in cash from operating activities for the year ended December 31, 2017. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
	in millions

Net cash provided by operating activities	$208.1	$180.9	$816.8	$573.2
Cash payments for direct acquisition and disposition costs	9.8	1.4	12.9	4.2
Expenses financed by an intermediary[1]	52.6	25.8	171.7	82.7
Capital expenditures	(183.4)	(191.8)	(776.4)	(639.3)
Recovery on damaged or destroyed property and equipment[2]	20.7	—	20.7	—
Distributions to noncontrolling interest owners	(2.9)	(12.6)	(22.7)	(45.9)
Principal payments on amounts financed by vendors and intermediaries	(58.6)	(7.3)	(196.5)	(59.4)
Principal payments on capital leases	(1.8)	(1.9)	(7.7)	(8.6)
Adjusted FCF	$44.5	$(5.5)	$18.8	$(93.1)

1.
For purposes of our consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

2.
Represents the classification of a portion of insurance advance payments received during the first three quarters of 2018 to investing activities upon settlement of the insurance claims and the final allocation of the insurance proceeds in the fourth quarter of 2018. Prior to the settlement, the insurance advances had previously been presented entirely as cash inflows from operating activities, pending the allocation of insurance proceeds to the appropriate cash flow activities based on the final settlement.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended December 31,					FX-Neutral[1]
	2018		2017		% Change	% Change

Liberty Latin America[2,3,4]		$47.13		$50.06	(5.9%)	(1.4%)
C&W2		$45.43		$45.26	0.4%	0.8%
VTR/Cabletica[4]		$48.05		$53.16	(9.6%)	(2.8%)
VTR	CLP	33,409	CLP	33,659	(0.7%)	(0.7%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber for the indicated periods:

	Three months ended December 31,			FX-Neutral[1]
	2018	2017	% Change	% Change

Liberty Latin America[2]:
Including interconnect revenue	$16.16	$17.07	(5.3%)	(6.6%)
Excluding interconnect revenue	$14.76	$15.84	(6.8%)	(8.2%)

C&W2:
Including interconnect revenue	$15.69	$16.51	(5.0%)	(4.6%)
Excluding interconnect revenue	$14.34	$15.31	(6.3%)	(6.0%)

VTR:
Including interconnect revenue	$22.29	$26.30	(15.2%)	(8.9%)
Excluding interconnect revenue	$20.18	$24.53	(17.7%)	(11.5%)

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

2.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended December 31, 2018 and 2017.

3.
Due to the uncertainties surrounding our Q4 2017 customer count in Puerto Rico as a result of the hurricanes, we have omitted Liberty Puerto Rico ARPU for each of the three months ended December 31, 2018 and 2017. For the three months ended December 31, 2018, Liberty Puerto Rico ARPU was $75.29. In order to provide a more meaningful comparison, Liberty Puerto Rico ARPU has been omitted from consolidated Liberty Latin America ARPU for each of the three months ended December 31, 2018 and 2017. Including Liberty Puerto Rico, consolidated Liberty Latin America ARPU was $50.63 for the three months ended December 31, 2018.

4.	The amounts for the three months ended December 31, 2017 do not include Cabletica.

Additional Information | Borrowing Groups
Cable & Wireless Borrowing Group:
Effective Q4, C&W changed its basis of accounting from International Financial Reporting Standards as issued by the International Accounting Standards Board to generally accepted accounting principles in the United States (U.S. GAAP). Accordingly, the following table reflects preliminary unaudited selected financial results for the three months and years ended December 31, 2018 and 2017 in accordance with U.S. GAAP.

	Three months ended			Year ended
	December 31,		Rebased change[1]	December 31,		Rebased change[1]
	2018	2017		2018	2017
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$43.1	$41.9		$172.0	$164.8
Broadband internet	58.1	51.8		225.3	207.8
Fixed-line telephony	23.2	29.1		101.0	115.3
Total subscription revenue	124.4	122.8		498.3	487.9
Non-subscription revenue	18.0	14.2		68.3	68.4
Total residential fixed revenue	142.4	137.0	4.6%	566.6	556.3	2.2%
Residential mobile revenue:
Subscription revenue	140.0	158.0		594.2	643.0
Non-subscription revenue	25.1	26.6		89.6	88.5
Total residential mobile revenue	165.1	184.6	(9.9%)	683.8	731.5	(6.3%)
Total residential revenue	307.5	321.6	(3.7%)	1,250.4	1,287.8	(2.6%)
B2B revenue:
Service Revenue	218.1	210.7		842.5	823.1
Subsea network revenue	57.2	52.6		240.2	211.2
Total B2B revenue	275.3	263.3	4.2%	1,082.7	1,034.3	2.9%
Total	$582.8	$584.9	(0.2%)	$2,333.1	$2,322.1	(0.1%)

OCF	$236.5	$211.4	11.1%	$915.7	$861.8	5.0%

Operating loss	$(531.4)	$(257.1)		$(387.5)	$(213.4)
Share-based compensation expense	4.1	1.6		12.4	7.8
Depreciation and amortization	156.6	154.0		620.0	592.3
Related-party fees and allocations	5.6	0.8		27.5	4.1
Impairment, restructuring and other operating items, net	601.6	312.1		643.3	471.0
OCF	236.5	211.4		915.7	861.8
Noncontrolling interests' share of OCF[2]	43.0	47.1		173.5	193.1
Proportionate OCF	$193.5	$164.3		$742.2	$668.7

OCF as a percentage of revenue	40.6%	36.1%		39.2%	37.1%

Operating loss as a percentage of revenue	(91.2)%	(44.0)%		(16.6)%	(9.2)%

1.	Reflects the estimated impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, acquisitions and FX.

2.
Decreases in the noncontrolling interests' share of OCF during the 2018 periods, as compared to corresponding periods in 2017, includes the impacts of (i) an increase in our ownership interests in Cable & Wireless Jamaica Limited during the first half of 2018 from 82.0% to 92.3% and (ii) effective September 1, 2017, an increase in our ownership interest in Cable & Wireless (Barbados) Limited from 81.1% to 100%.

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2018		2018
	Borrowing currency	$ equivalent
Credit Facilities:
Term Loan Facility B-4 due 2026 (LIBOR + 3.25%)	$1,875.0	$1,875.0	$1,875.0
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$625.0	—	—
Total Senior Secured Credit Facilities		1,875.0	1,875.0
Senior Notes:
8.625% GBP Unsecured Notes due 2019	£83.6	106.6	191.3
6.875% USD Unsecured Notes due 2022	$475.0	475.0	750.0
7.5% USD Unsecured Notes due 2026	$500.0	500.0	—
6.875% USD Unsecured Notes due 2027	$700.0	700.0	700.0
Total Senior Notes		1,781.6	1,641.3
Other Regional Debt		318.6	329.8
Vendor financing		56.9	53.3
Capital lease obligations		10.9	13.1
Total debt and capital lease obligations		4,043.0	3,912.5
Discounts and deferred financing costs, net		(5.4)	6.4
Total carrying amount of debt and capital lease obligations		4,037.6	3,918.9
Less: cash and cash equivalents		416.2	329.0
Net carrying amount of debt and capital lease obligations		$3,621.4	$3,589.9

Exchange rate (£ to $)		0.78	0.77

•
At December 31, 2018, our total net debt was $3.6 billion, our proportionate net debt was $3.5 billion, our Fully-swapped Borrowing Cost was 6.3%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.5 years.

•	Our portion of OCF, after deducting the noncontrolling interests' share, ("Proportionate OCF") was $194 million in Q4 2018 and $742 million for FY 2018.

•
Based on Q4 results, our Proportionate Net Leverage Ratio was 4.19x, calculated in accordance with C&W's Credit Agreement. At December 31, 2018, we had maximum undrawn commitments of $760 million, including $135 million under our regional facilities. At December 31, 2018, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the December 31, 2018 compliance reporting requirements.

•
During October 2018, $500 million of new Senior Notes due 2026 were issued, bearing interest of 7.5%. The net proceeds of the offering were primarily used to redeem (i) $275 million of the $750 million Senior Notes due 2022, which was completed on November 5, 2018, and (ii) £63 million ($80 million at the applicable rate) or 43% of principal amount of the 2019 Senior Notes, pursuant to a tender offer, which was completed on October 31, 2018.

VTR Borrowing Group:
The following table reflects preliminary unaudited selected financial results for the three months and years ended December 31, 2018 and 2017 in accordance with U.S. GAAP.

	Three months ended			Year ended
	December 31,		Rebased	December 31,		Rebased
	2018	2017	Change[1]	2018	2017	Change[1]
	CLP in billions, except % amounts

Revenue	164.1	158.5	3.6%	647.8	617.6	4.9%

OCF	68.5	64.1	6.8%	263.4	248.2	6.2%

Operating income	44.8	35.7		173.0	149.5
Share-based compensation expense	0.6	—		2.1	1.6
Related-party fees and allocations	1.6	2.9		7.8	10.0
Depreciation and amortization	20.5	18.0		74.9	73.9
Impairment, restructuring and other operating items, net	1.0	7.5		5.6	13.2
OCF	68.5	64.1		263.4	248.2

OCF as a percentage of revenue	41.7%	40.4%		40.7%	40.2%

Operating income as a percentage of revenue	27.3%	22.5%		26.7%	24.2%

1.	Reflects the impacts of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's third-party debt, capital lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2018		2018
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023[1] (ICP[2]+ 3.80%)	CLP 140,900.0	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100.0	33.1	33.1
Revolving Credit Facility A due 2023 (TAB[3]+3.35%)	CLP 30,000.0	—	—
Revolving Credit Facility B due 2024[4] (LIBOR + 2.75%)	$185.0	—	—
Total Senior Secured Credit Facilities		174.0	174.0
Senior Notes:
6.875% USD Senior Notes due 2024	$1,260.0	874.4	919.6

Vendor Financing		69.9	66.6
Capital lease obligations		0.3	0.3
Total third-party debt and capital lease obligations		1,118.6	1,160.5
Deferred financing costs		(15.9)	(17.1)
Total carrying amount of third-party debt and capital lease obligations		1,102.7	1,143.4
Less: cash and cash equivalents		77.9	68.1
Net carrying amount of third-party debt and capital lease obligations		1,024.8	1,075.3

Exchange rate (CLP to $)		694.0	656.9

1.
Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

2.	Índice de Cámara Promedio rate.

3.	Tasa Activa Bancaria rate.

4.	Includes a $1 million credit facility that matures on May 23, 2023.

•	At December 31, 2018, our Fully-swapped Borrowing Cost was 6.7% and the average tenor of debt (excluding vendor financing) was approximately 5 years.

•
Based on our results for Q4 2018, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.57x, calculated in accordance with the indenture governing the senior secured notes.

•
At December 31, 2018, we had maximum undrawn commitments of $185 million (CLP 128 billion) and CLP 30 billion. At December 31, 2018, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the December 31, 2018 compliance reporting requirements.

•
In October 2018, VTR redeemed $140 million (CLP 95 billion at the applicable rate) of aggregate principal amount of the VTR Finance Senior Notes for total consideration of $147 million (CLP 99 billion at the applicable rate), including (i) the 103% redemption price and (ii) accrued and unpaid interest on the redeemed notes.

Liberty Puerto Rico Borrowing Group:
The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt and cash and cash equivalents:

	Facility amount	December 31, 2018	September 30, 2018
	in millions

First Lien Term Loan due 2022[1] (LIBOR + 3.50%)	$850.0	$850.0	$850.0
Second Lien Term Loan due 2023[1] (LIBOR + 6.75%)	$92.5	92.5	92.5
Revolving Credit Facility due 2020 (LIBOR + 3.50%)	$40.0	—	40.0
Third-party debt before discounts and deferred financing costs		942.5	982.5
Discounts and deferred financing costs		(8.8)	(9.4)
Total carrying amount of third-party debt		933.7	973.1
Less: cash and cash equivalents		19.8	32.1
Net carrying amount of third-party debt		$913.9	$941.0

1.	The LPR First Lien Term Loan and the LPR Second Lien Term Loan credit agreements each have a LIBOR floor of 1.0%.
Cabletica Borrowing Group:
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's third-party debt and cash and cash equivalents:

	December 31,
	2018
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 20231, (LIBOR + 5.00%)	$53.5	32.5
Term Loan B-2 Facility due 2023[1] (TBP[2] + 6.00%)	CRC 43,177.4	43.2
Revolving Credit Facility due 2023 (LIBOR + 4.25%)	$15.0	—
Third-party debt before discounts and deferred financing costs		75.7
Deferred financing costs		(2.5)
Total carrying amount of third-party debt		73.2
Less: cash and cash equivalents		5.1
Net carrying amount of third-party debt		68.1

Exchange rate (CRC to $)		606.6

1.
Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on April 5, 2023, with the remaining respective principal amounts due on October 5, 2023, which represents the ultimate maturity date of the facilities.

2.	Tasa Básica Pasiva rate.

Subscriber Tables

	Consolidated Operating Data — December 31, 2018
				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	546,000	546,000	175,800	—	63,100	23,300	86,400	112,000	123,900	322,300	1,569,900
Jamaica	494,900	484,900	246,000	—	118,100	—	118,100	190,600	196,700	505,400	935,900
The Bahamas	128,900	128,900	47,300	—	6,900	—	6,900	26,600	45,600	79,100	224,300
Trinidad and Tobago	324,500	324,500	156,100	—	107,800	—	107,800	129,700	64,400	301,900	—
Barbados	124,700	124,700	83,900	—	20,600	—	20,600	64,000	73,900	158,500	122,100
Other[2]	345,200	325,400	204,800	10,600	67,300	—	77,900	131,100	94,600	303,600	394,200
C&W Total	1,964,200	1,934,400	913,900	10,600	383,800	23,300	417,700	654,000	599,100	1,670,800	3,246,400
VTR/Cabletica:
VTR	3,517,700	3,062,700	1,468,500	58,300	1,021,100	—	1,079,400	1,259,200	572,900	2,911,500	256,300
Cabletica	585,100	579,200	232,700	—	195,100	—	195,100	165,200	21,000	381,300	—
Total VTR/Cabletica	4,102,800	3,641,900	1,701,200	58,300	1,216,200	—	1,274,500	1,424,400	593,900	3,292,800	256,300
Liberty Puerto Rico[3]	1,088,400	1,088,400	376,100	—	217,100	—	217,100	324,000	197,500	738,600	—
Total	7,155,400	6,664,700	2,991,200	68,900	1,817,100	23,300	1,909,300	2,402,400	1,390,500	5,702,200	3,502,700

	Organic Subscriber Variance Table — December 31, 2018 vs September 30, 2018
Organic Change Summary:				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	100	100	400	—	5,000	(300)	4,700	700	200	5,600	(31,400)
Jamaica	5,300	5,300	2,700	—	2,700	—	2,700	6,800	3,800	13,300	16,600
The Bahamas	—	—	(1,300)	—	100	—	100	200	(1,400)	(1,100)	(4,000)
Trinidad and Tobago	1,700	1,700	1,200	—	400	—	400	2,000	2,900	5,300	—
Barbados	—	—	(100)	—	600	—	600	800	(200)	1,200	1,100
Other[2]	(100)	(100)	100	(500)	300	—	(200)	2,200	(300)	1,700	(300)
C&W Total	7,000	7,000	3,000	(500)	9,100	(300)	8,300	12,700	5,000	26,000	(18,000)
VTR/Cabletica:
VTR	13,300	14,300	5,800	(2,600)	(6,200)	—	(8,800)	7,300	(12,800)	(14,300)	10,500
Cabletica	4,900	4,900	7,300	—	2,300	—	2,300	10,700	600	13,600	—
Total VTR/Cabletica	18,200	19,200	13,100	(2,600)	(3,900)	—	(6,500)	18,000	(12,200)	(700)	10,500
Liberty Puerto Rico[3]	11,500	11,500	12,600	—	6,300	—	6,300	15,200	9,600	31,100	—
Total Organic Change	36,700	37,700	28,700	(3,100)	11,500	(300)	8,100	45,900	2,400	56,400	(7,500)

Q4 2018 Adjustments:
Liberty Puerto Rico	—	—	5,300	—	2,700	—	2,700	3,900	2,300	8,900	—
C&W – Other	(17,500)	(17,500)	(6,600)	—	—	—	—	(4,900)	(6,100)	(11,000)	—
Cabletica Acquisition	580,200	574,300	225,400	—	192,800	—	192,800	154,500	20,400	367,700	—
Net Adjustments	562,700	556,800	224,100	—	195,500	—	195,500	153,500	16,600	365,600	—
Net Adds (Reductions)	599,400	594,500	252,800	(3,100)	207,000	(300)	203,600	199,400	19,000	422,000	(7,500)

1.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Consolidated Operating Data			Q4 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,424,200	145,700	1,569,900	(28,100)	(3,300)	(31,400)
Jamaica	918,600	17,300	935,900	16,600	—	16,600
The Bahamas	200,000	24,300	224,300	(3,000)	(1,000)	(4,000)
Barbados	94,700	27,400	122,100	900	200	1,100
Other[2]	338,700	55,500	394,200	800	(1,100)	(300)
C&W Total	2,976,200	270,200	3,246,400	(12,800)	(5,200)	(18,000)
VTR	6,800	249,500	256,300	(100)	10,600	10,500
Total / Net Adds (Reductions)	2,983,000	519,700	3,502,700	(12,900)	5,400	(7,500)

2.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in Puerto Rico and certain geographies within C&W, including the British Virgin Islands and Dominica, resulting in disruptions to our telecommunications services within these islands. These C&W markets are included in the “Other” category in the accompanying tables. For the C&W impacted markets, we recorded non-organic adjustments to reduce homes passed and RGUs by 17,500 and 11,000, respectively, that represent homes passed and subscribers in areas where we have not restored the network through our recovery efforts. With respect to Liberty Puerto Rico, as of September 30, 2018, we had completed our restoration of the broadband communications network market resulting in a non-organic adjustment to reduce our reported customers by 15,200 for whom we did not expect to restore services through our hurricane recovery efforts. During the fourth quarter of 2018, we restored services to 5,300 customers that were included in our nonorganic adjustment during the third quarter of 2018. The restoration of services to these customers has been reflected as a non-organic addition during the fourth quarter of 2018.

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO mobile revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Basic Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit ("EBU") basis, we generally count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. We exclude DTH subscribers (as defined below) from basic video subscribers.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Direct-to-Home ("DTH") Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via satellite.
Enhanced Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An enhanced video subscriber is not counted as a basic video subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our basic video subscribers equal to the increase in our enhanced video subscribers.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Net Leverage – Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest two quarters. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
NPS – Net promoter score.
OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.
Property and Equipment Addition Categories

•	Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;

•	New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;

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Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;

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Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and

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Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.

Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last twelve months, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit ("RGU") – RGU is separately a basic video subscriber, enhanced video subscriber, DTH subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of basic video, enhanced video, DTH, internet and telephony subscribers. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks. Telephony subscribers exclude mobile telephony subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.
Subscriber information for Cabletica is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.